EXHIBIT 2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WELLMAN, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

THE UNDERSIGNED, being a duly appointed officer of Wellman, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the "DGCL"), for the purpose of amending the Corporation's Restated Certificate of Incorporation, as amended to the date hereof (the "Certificate of Incorporation") filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The amendments effected hereby have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

SECOND: That the first paragraph of Article Fourth of the Corporation's Certificate of Incorporation is hereby amended in its entirety to read as follows:

Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 117,200,000 as follows: 100,000,000 shares of Common Stock with a par value of $.001 per share, 5,500,000 shares of Class B Common Stock with a par value of $.001 per share, 5,000,000 shares of Series A Convertible Preferred Stock with a par value of $.001 per share and 6,700,000 shares of Series B Convertible Preferred Stock with a par value of $.001 per share.

THIRD: That paragraph 1 of Section A of Article Fourth of the Corporation's Certificate of Incorporation is hereby amended by adding the following to the end thereof:

(c) Limitation. Except as otherwise required by law, holders of Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

FOURTH: That Article Fourth of the Corporation's Certificate of Incorporation is hereby amended by adding the following to the end thereof:

C. Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

      DESIGNATION AND AMOUNT. 5,000,000 shares of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), which shall constitute the entire number of shares of such series and 6,700,000 shares of Preferred Stock shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), which shall constitute the entire number of shares of such series.
      DIVIDENDS.
        Participating Dividends. The holders of Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") shall be entitled to receive, on a pari passu basis, out of funds legally available therefor, when, as and if dividends are declared on shares of Common Stock by the Board of Directors of the Corporation (the "Board of Directors"), Participating Dividends (as defined below) per share of Preferred Stock in such amount as the holders of the Preferred Stock would have received had such holders converted the Preferred Stock into Common Stock immediately prior to the record date for such dividends, provided, however, that no such dividend shall be payable on the Preferred Stock if the Consolidated Net Earnings (as defined below) for the period of twenty-four (24) consecutive quarters ending on the last day of the most recent quarter that ends at least forty-five (45) days prior to the payment date for such dividend is less than $160,000,000 (the "Participation Condition"). All dividends declared upon Preferred Stock shall be declared pro rata per share. For the purposes hereof, "Consolidated Net Earnings" shall mean, for any period, the aggregate net earnings (or loss) of the Corporation for such period on a consolidated basis determined in accordance with U.S. generally accepted accounting principles (excluding (A) the cumulative effect of any changes in accounting principles implemented after September 30, 2002, (B) any beneficial conversion charges and (C) any dividends paid on preferred stock); "Extraordinary Dividends" shall mean all dividends paid to the holders of Common Stock (other than Ordinary Dividends and dividends payable solely in shares of Common Stock), whether paid in cash or otherwise (including without limitation in connection with a spin-off or distribution), but excluding any dividends which result in an adjustment to the Conversion Price (as defined below) pursuant to Section 7; "Ordinary Dividend" shall mean, with respect to any quarter, ordinary cash dividends in an amount per share of Common Stock not exceeding the sum of (x) $0.09 and (y) the Dividend Increase Amount in respect of such quarter, or such greater amount as has been consented to in writing by the Majority Holders (as defined below); "Dividend Increase Amount" shall mean, with respect to any quarter, an amount equal to the product of (A) $0.01 and (B) the number of complete years elapsed from January 1, 2003 to the date on which the dividend is paid; and "Participating Dividends" shall mean Extraordinary Dividends and Ordinary Dividends. In determining the amount of any Participating Dividend to which the holders of Preferred Stock are entitled pursuant to this Section 2(a), the holders of Preferred Stock will be deemed entitled to convert the Preferred Stock into Common Stock in accordance with Section 5 hereof (determined without giving effect to the provisions of Sections 7(h) and (i) hereof unless the Conversion Price has been adjusted pursuant to such Sections) as if a Conversion Event (as defined in Section 5(a)) had occurred.
        Preferred Dividends.
          After the fifth anniversary of the Initial Issuance Date (as defined below), the holders of the respective Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors (subject to Section 2(b)(iii) below), out of funds legally available therefor, on a pari passu basis, dividends per share at a rate of 8.75% per annum of the Liquidation Preference as of the Dividend Payment Date (as defined below), compounded quarterly to the extent not previously paid, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other stock ranking with respect to dividends or on Liquidation junior to the Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year, provided, however, that if (A) the Ordinary Dividend for any quarter after such fifth anniversary is less than $0.045 per share of Common Stock or (B) the holders of the Preferred Stock are not entitled to receive Ordinary Dividends because the Participation Condition has not been met (each, a "Shortfall Event"), such dividend rate shall increase to 10% per annum of the Liquidation Preference as of the Dividend Payment Date, compounded quarterly to the extent not previously paid, beginning on the first day of the next succeeding quarter after the quarter with respect to which the Shortfall Event relates and continuing each quarter thereafter until the first day of the quarter succeeding the quarter as of which there is no Shortfall Event. Dividends pursuant to this Section 2(b)(i) shall be payable quarterly, in arrears on each April 5, July 5, October 5 and January 5 (each, a "Dividend Payment Date") or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The amount of dividends payable on the Preferred Stock for any period shorter than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.
          Dividends on the Preferred Stock provided for in this Section 2(b) shall be cumulative and shall continue to accrue on a daily basis whether or not declared and whether or not in any fiscal year there shall be funds legally available therefor, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.
          Dividends on the Preferred Stock provided for in this Section 2(b) shall be payable in cash or continue to accrue, at the election of the holders of a majority of the outstanding shares of Preferred Stock voting together as a single class (the "Majority Holders"), such election to be made in writing to the Corporation at least ten (10) Business Days prior to such Dividend Payment Date. If no such election is made, the dividends provided for in this Section 2(b) will be payable in cash.
          For so long as the Preferred Stock remains outstanding, the Corporation shall not, without the prior consent of the Majority Holders, pay any dividend upon the Junior Stock, whether in cash or other property (other than solely in shares of Junior Stock) unless all dividends theretofore required to have been paid to the holders of Preferred Stock in respect of all prior dividend periods shall have been paid.
        In the event (each a "Default") that the Corporation fails for any reason to pay any Participating Dividend required to be paid to the holders of the Preferred Stock pursuant to Section 2(a) (other than because the Participation Condition has not been met), or any dividend payable pursuant to Section 2(b) for two consecutive quarters, then, in any such case, upon written notice from any holder of Preferred Stock to the Corporation (a "Default Notice") given at any time following the Default and the failure of the Corporation to cure such Default in full within thirty (30) days of the receipt of such Default Notice from any holder of Preferred Stock, any holder of Preferred Stock may request the Remarketing (as defined below) of all of the shares of Preferred Stock held by such holder in accordance with Section 8 hereof. Failure by any holder of Preferred Stock to issue a Default Notice promptly upon the occurrence of a given Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that a Default shall have occurred and be continuing.
        For the purposes hereof "Initial Issuance Date" shall mean the date the first share of Series A Preferred Stock or Series B Preferred Stock is issued by the Corporation.
        The dividend rates referred to in this Section 2 are subject to adjustment as provided in Section 8 hereof.
      LIQUIDATION, BANKRUPTCY, DISSOLUTION OR WINDING UP.
        In the event of any Liquidation (as defined below) of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred stock of the Corporation ranking on Liquidation prior and in preference to the Preferred Stock (such preferred stock being referred to hereinafter as "Senior Preferred Stock") upon such Liquidation, but before any payment shall be made to the holders of any Junior Stock, an amount per share in cash equal to the greater of (x) the Liquidation Preference (as defined below) and (y) the amount such holder would receive if the Preferred Stock were converted into Common Stock on the date of, or the record date for, such Liquidation; provided, however, that in the event of a Liquidation resulting from the liquidation, dissolution or winding up of the Corporation occurring after the earlier of (i) the tenth anniversary of the Initial Issuance Date and (ii) the completion of any Remarketing, holders of Preferred Stock shall only be entitled to receive an amount per share in cash equal to the Liquidation Preference.
        If upon any Liquidation of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock, and any class or series of stock ranking on Liquidation on a parity with the Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the holders of Preferred Stock and any other class or series of preferred stock upon Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.
        Definitions.
          "Liquidation Preference" shall mean (x) the Stated Value (as defined below) per share at the Initial Issuance Date, which amount shall thereafter accrete at the annual rate of 7.25%, compounded quarterly from the Initial Issuance Date through the fifth anniversary of the Initial Issuance Date, provided, however, that if a Shortfall Event occurs during such period, such annual accretion rate shall increase to 8.5% per annum, compounded quarterly, beginning on the first day of the next succeeding quarter after the quarter with respect to which the Shortfall Event relates and continuing each quarter thereafter until the first day of the quarter succeeding the quarter as of which there is no Shortfall Event plus (y) any accrued but unpaid dividends thereon (excluding any Participating Dividends declared but not previously paid to the holders of the Common Stock). Liquidation Preference shall be determined, (i) in the case of any dividend payment, as of the record date for holders of Common Stock for any dividend pursuant to Section 2(a) and as of the Dividend Payment Date for any dividend pursuant to Section 2(b), (ii) in the case of a Liquidation, on the date of such Liquidation, (iii) in the case of a Change in Control (as defined below), on the date of such Change in Control, (iv) upon conversion of the Preferred Stock, on the date of such conversion, and (v) upon any redemption of the Preferred Stock in accordance with Section 9, on the applicable Redemption Date (as herein defined). Notwithstanding the foregoing, upon any Liquidation or Change in Control consummated within five (5) years after the Initial Issuance Date, the Liquidation Preference shall be calculated for all purposes hereof assuming (x) that any Preferred Stock outstanding at the date of such consummation has been outstanding for five (5) years after the date of the Initial Issuance Date and (y) assuming that, from such date and continuing thereafter for the remainder of such five year period, the annual accretion rate is 8.5%.
          "Stated Value" shall mean with respect to the Series A Preferred Stock, $11.25(1) per share, and with respect to the Series B Preferred Stock, $[___](2) per share.
__________________________

          (1) As adjusted for any stocks splits, subdivisions, stock dividends, combinations, reclassifications or similar events occuring prior to the Initial Issuance Date.

          (2) The Series B Purchase Price (as defined in the Securities Purchase Agreement).

          "Liquidation" shall mean (x) any liquidation, dissolution or winding up of the Corporation, (y) the filing by the Corporation of any bankruptcy or insolvency petition under federal or state law, or (z) the commencement of any involuntary bankruptcy proceeding against the Corporation which remains unstayed for a period of sixty (60) days.

      The merger or consolidation of the Corporation with or into another person or entity, the merger or consolidation of any other person or entity with or into the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all of the assets of the Corporation to a person or entity shall not be deemed to be a Liquidation for purposes of this Section 3.

      VOTING.
        Each issued and outstanding share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Preferred Stock is then convertible (assuming for the purposes of this Section 4(a) that a Conversion Event has occurred), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, other than, prior to the fifth anniversary of the Initial Issuance Date, the election of directors by the holders of Common Stock, provided, however, that at any time the voting power of all shares of Common Stock and Preferred Stock beneficially owned (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) by the Warburg Parties (as defined below) (the "Warburg Voting Power") would otherwise exceed 49.9% of the total voting power of the Common Stock and the Preferred Stock (determined without giving effect to the provisions of Section 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections) as of the record date for any action to be taken by stockholders of the Corporation, then, during any such period, the voting power of each issued and outstanding share of Preferred Stock held by the Warburg Parties shall be reduced proportionately to the extent necessary to result in the Warburg Voting Power equaling 49.9% of the total voting power of the Common Stock and Preferred Stock(determined without giving effect to the provisions of Section 7(h) and (i) unless the Conversion Price has been adjusted pursuant to such sections). Except as provided by law, by the provisions of this Section 4 or by the provisions establishing any other class or series of preferred stock, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. For the purposes hereof, the "Warburg Parties" shall mean, collectively, Warburg Pincus Private Equity VIII, L.P ("Warburg Pincus"), Warburg Pincus & Co. ("WPC") and any other investment funds for which WPC acts as general partner and Warburg Pincus LLC ("WPLLC").
          For so long as Warburg Pincus or its Qualified Transferee (as defined below) owns at least one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Securities Purchase Agreement, dated as of February 12, 2003 (as the same may be modified or amended, the "Purchase Agreement"), between Warburg Pincus and the Corporation, the Majority Holders shall have the exclusive right to appoint two (2) directors to the Board of Directors.
          In the event that Warburg Pincus or its Qualified Transferee owns less than one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement but the shares of Preferred Stock held by Warburg Pincus or its Qualified Transferee represent greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event and the conversion of the Preferred Stock, determined without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price (as defined below) has been actually adjusted pursuant to such sections), the Majority Holders shall have the exclusive right to appoint one (1) director to the Board of Directors.
          Each Preferred Stock Director (as defined below) shall be duly appointed in accordance with the Corporation's by-laws, Certificate of Incorporation and the General Corporation Law of Delaware. Each Preferred Stock Director so elected shall serve for a term of one year or until his successor is duly elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the New York Stock Exchange, Inc. (the "NYSE"), at least one such Preferred Stock Director shall serve as a member of each of the principal committees of the Board of Directors, except for any committee formed to consider a transaction between the Corporation and Warburg Pincus or, if applicable, its Qualified Transferee, or any affiliate thereof. Any vacancy in the position of a Preferred Stock Director may be filled only by the Majority Holders. Each Preferred Stock Director may be removed at any time, with or without cause, by the Majority Holders. Any vacancy created by such removal may be filled by the Majority Holders.
          "Qualified Transferee" shall mean one Person (or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934)) to which Warburg Pincus transfers, sells or assigns (A) at least one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement with respect to Section 4(b)(i) or (B) shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement representing greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event (as defined below) and the conversion of the Preferred Stock, determined without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections) with respect to Section 4(b)(ii). Notwithstanding the foregoing, such Person or group shall only be deemed a Qualified Transferee after the fifth anniversary of the Initial Issuance Date.
          "Preferred Stock Director" shall mean any director appointed pursuant to Section 4(b)(i) or (ii) above.
          Prior to the fifth anniversary of the Initial Issuance Date, the holders of the Common Stock, voting separately as a class, shall elect all of the directors of the Corporation other than those the Majority Holders are entitled to designate pursuant to Sections 4(b)(i) and (ii) above.
        In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Majority Holders:
          change or amend the Corporation's Certificate of Incorporation or Bylaws in a manner which adversely affect the rights, preferences or privileges of the holders of the Preferred Stock, including any such changes to the terms of the Preferred Stock made in connection with a merger or consolidation of the Corporation;
          offer, sell or issue any equity or equity-linked securities of the Corporation (including, without limitation, warrants issued in connection with debt or stock appreciation or similar rights) which have preference or priority over, or which are on a parity with, the Preferred Stock (including the issuance of additional shares of Preferred Stock after the Initial Issuance Date) with respect to dividend or Liquidation rights;
          repurchase or redeem or permit any of its subsidiaries to repurchase or redeem, directly or indirectly, any equity securities of the Corporation (including, without limitation, securities convertible into or exchangeable for equity securities or stock appreciation or similar rights) for an aggregate consideration in excess of $10 million in any 12-month period, other than in connection with (A) repurchases of restricted stock from an employee or consultant following such person's termination, in an aggregate amount not to exceed $2 million in any 12-month period, (B) the repurchase of Junior Stock to the extent that after giving effect to such repurchase the ratio of the Corporation's Indebtedness to Annualized EBITDA (in each case as defined in Exhibit A to the Purchase Agreement and in each case as of the date of such repurchase) is not greater than 2.5 to 1, and (C) repurchases made with the proceeds from a contemporaneous exercise of the warrants issued pursuant to the Purchase Agreement (the "Warrants"), or a contemporaneous issuance of Junior Stock after the Initial Issuance Date; or
          declare or pay any Extraordinary Dividend on the Common Stock.
      OPTIONAL CONVERSION.
        Each share of Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Liquidation Preference then in effect by the Conversion Price of such series then in effect, provided, however, that the Preferred Stock may not be converted to Common Stock unless (i) a Conversion Event has occurred, (ii) the Average Price on the conversion date is at least $23.00 or (iii) the Board of Directors shall have consented to the conversion of such shares of Preferred Stock (whether limited to a conversion during a specified period or at any time), and provided further that on any redemption of any Preferred Stock, the right of conversion shall terminate at the close of business on the full Business Day next preceding the date fixed for such redemption. The number of shares of Common Stock into which a share of each series of the Preferred Stock is convertible is referred to herein as the "Conversion Rate" for such series. Each of the applicable Conversion Prices and Conversion Rates, from time to time in effect, is subject to adjustment as hereinafter provided. The initial conversion price of the Series A Preferred Stock is equal to $11.25(3) (the "Series A Conversion Price") and the initial conversion price of the Series B Preferred Stock is equal to [____](4) (the "Series B Conversion Price" and each such price applicable to each such series as the same may be adjusted in accordance with Section 7 below, the "Conversion Price" for such series). When used herein the following terms shall have the meaning indicated:
          "Average Price" shall mean, with respect to any day, the volume-weighted average price of the Common Stock on the NYSE for the sixty (60) consecutive trading days prior to such day (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 60 trading day period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. (the "NASD") selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value).
          "Base Date" shall mean (a) a date, selected by the Majority Holders in their sole discretion, that is a trading day and is no more than twenty (20) trading days prior to the Adjustment Date (as defined below), provided that the Majority Holders shall have given the Corporation written notice of the date they selected as the Base Date at least one (1) day prior to the date so selected or (b) if no date is so selected by the Majority Holders prior to the Adjustment Date, the Adjustment Date.
          "Cash Earnings per Share" shall mean, for any period, the quotient of (x) the sum of (A) the net earnings of the Corporation from continuing operations and (B) sixty-five percent (65%) of any depreciation and amortization of the Corporation, each as publicly reported on the Corporation's consolidated statement of cash flows prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and (y) the diluted weighted average common shares outstanding, as such share amount is publicly reported on the Corporation's consolidated statements of operations prepared in accordance with GAAP.
          "Conversion Event" shall mean the first to occur of the following: (i) following the Adjustment Date (as defined in Section 7(h)), the first date upon which the highest price of the Common Stock on the NYSE (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such trading day in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting
__________________________

          (3)As adjusted for stocks splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring prior to the Initial Issuance Date.

          (4)The Series B Purchase Price.

          such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value) is at least 110% of the lowest price on the NYSE on the Base Date (or, if not listed or admitted to trading on any national securities exchange, the average of the lowest reported bid and asked prices on the Base Date in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value); or (ii) the date on which the Corporation publicly reports or announces that its Cash Earnings per Share for the four calendar quarters ending prior to such report or announcement are or will be less than $1.50; or (iii) the date on which the Corporation publicly reports or announces that it has taken or will take an extraordinary charge or charges in any calendar year that have or are expected to result in cash payments of more than $50 million; or (iv) the date on which a majority of the directors then in office (excluding the Preferred Stock Directors) shall have adopted a resolution declaring that a Conversion Event shall have occurred; or (v) the date on which the Corporation enters into an agreement providing for a Change in Control or the date on which a Change in Control occurs; or (vi) the date on which a Redemption Notice (as defined below) has been given.

          "Private Value" shall mean the fair market value of a share of Common Stock determined jointly by the Corporation and the Majority Holders; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Private Value shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and such Majority Holders or, if that selection cannot be made within 20 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.
        The Corporation shall not issue fractions of shares of Common Stock upon any conversion of Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth (1/100) of a share, multiplied by the Market Price (as defined below) for the Common Stock. Whenever the Conversion Rate and Conversion Price of either series of Preferred Stock shall be adjusted as provided in Section 7 hereof, the Corporation shall forthwith file at each office designated for the conversion of Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate for such series that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Preferred Stock at his or its address appearing on the stock register.
        In order to exercise the conversion privilege, the holder of any shares of Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Preferred Stock not converted.
        The Corporation shall at all times when the Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price of either series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.
        All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to the Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such share of Preferred Stock has been converted. Any shares of Preferred Stock so converted shall, automatically and without further action, be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of each series of Preferred Stock accordingly.
      MANDATORY CONVERSION.
        If the closing price of the Common Stock on the NYSE exceeds 125% of the applicable Conversion Price of a series of Preferred Stock for any thirty (30) consecutive trading days (any such period, a "Measurement Period") at any time after the fifth anniversary of the Initial Issuance Date (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such Measurement Period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value), the Corporation shall have the right to require the holders of such series of Preferred Stock to convert such shares into the number of shares of Common Stock obtained by dividing the Liquidation Preference then in effect by the Conversion Price of such series then in effect.
        All holders of record of shares of the series of Preferred Stock to be converted will be given at least ten (10) Business Days' prior written notice by the Corporation of the date fixed and the place designated for such mandatory conversion of all of such shares of Preferred Stock pursuant to this Section 6; provided that such written notice must be provided to such holders not later than ten (10) Business Days after the end of the Measurement Period selected by the Corporation that is the basis for requiring the conversion of such series of Preferred Stock to Common Stock. Such written notice will be sent by mail, first class, postage prepaid, to each record holder of shares of such series of Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of such series of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6.
        If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All shares of Preferred Stock the certificates for which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been converted into the number of shares of Common Stock into which such shares of Preferred Stock are so convertible, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date, and such certificates shall thereafter represent for all purposes the shares of Common Stock into which such shares of Preferred Stock have been converted.
        As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for such series of Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
      CONVERSION PRICE ADJUSTMENTS.
        In order to protect against dilution of the rights granted to the Preferred Stock hereunder, the applicable Conversion Price of the Preferred Stock shall be subject to adjustment from time to time in accordance with this Section 7. Except as provided in Sections 7(c), 7(e) and 7(f) hereof, if and whenever on or after the Initial Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs (i) to (ix) of Section 7(b), inclusive, be deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price immediately prior to such issuance or sale or if such issue or sale is pursuant to any contract or agreement (excluding Options (as defined below)), the Market Price as of the date the Corporation became legally bound to issue or sell, then, forthwith upon such issue or sale (the "Triggering Transaction"), the Conversion Price of such series in effect immediately prior to the time of such Triggering Transaction shall (subject to paragraphs (i) to (ix) of Section 7(b)), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction multiplied by the Market Price immediately prior to such Triggering Transaction plus (y) the consideration received by the Corporation upon such Triggering Transaction, and the denominator of which shall be the product of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction plus the number of shares issued or deemed to be issued pursuant to Section 7(b) in such Triggering Transaction, multiplied by (y) the Market Price immediately prior to such Triggering Transaction.

        For purposes of Section 5(b) and this Section 7, (A) the term "Market Price" shall mean, with respect to any day, the volume weighted average price of a share of Common Stock on the trading day preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices on such trading day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock or securities are not publicly traded, the Private Value and (B) the term "Number of Shares Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus, after the occurrence of a Conversion Event, the number of shares of Common Stock issuable upon conversion of the Preferred Stock (without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections, but assuming a Conversion Event had occurred), plus the number of shares of Common Stock issuable upon the conversion or exercise in full of all Convertible Securities and Options (including Convertible Securities and Options outstanding on the date hereof) whether or not the Convertible Securities or Options are convertible into or exercisable for Common Stock at such time, but shall not include (a) any shares of Common Stock or Convertible Securities in the treasury of the Corporation or held for the account of the Corporation or any of its subsidiaries, and (b) any shares of Common Stock issued or reserved for issuance under stock option, restricted stock, retirement or executive ownership plans to the extent that such shares or Options to purchase such shares are issued or granted after the Initial Issuance Date.

        For purposes of determining the adjusted Conversion Price for the Series A Preferred Stock and/or the Series B Preferred Stock under Section 7(a), the following paragraphs (i) to (ix), inclusive, shall be applicable:
          In case the Corporation, at any time after the Initial Issuance Date, shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options (including, without limitation, by means of accretion or accrual of interest or dividends) or the conversion or exchange of such Convertible Securities) shall be less than the Market Price immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price for such series of Preferred Stock shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (iii) below.
          In case the Corporation, at any time after the Initial Issuance Date, shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price for such series of Preferred Stock shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (iii) below.
          If the additional consideration payable upon the exercise of any Options referred to in paragraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (i) or (ii), or the rate at which any Convertible Securities referred to in paragraphs (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions providing for a weighted average anti-dilution adjustment, whether based on issuances at below the applicable conversion or exercise price or below market value), the Conversion Price for such series of Preferred Stock in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect for such series of Preferred Stock at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.
          On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities as to which an adjustment to the Conversion Price was made pursuant to clause (i) or (ii) above, the Conversion Price for such series of Preferred Stock then in effect hereunder shall forthwith be increased to the Conversion Price for such series of Preferred Stock which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.
          In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for the consideration determined in good faith by the Board of Directors to be attributable to such Options.
          In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation (including the assumption or exchange of Options and Convertible Securities of the non-surviving corporation), the amount of consideration received by the Corporation therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors in good faith to such Common Stock, Options or Convertible Securities, as the case may be. The consideration received by the Corporation in connection with the issuance and sale or deemed issuance and sale of any Common Stock, Options or Convertible Securities shall be computed based upon the total consideration received or determined to be received by the Corporation in accordance with the terms hereof before giving effect to any customary underwriting discounts or commissions, placement agency fees or other customary transaction expenses typically borne by an issuer but after giving effect to any other discounts or fees.
          The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 7(b).
          In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then, unless the holders of Preferred Stock receive their pro rata share of such dividend or distribution, any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.
          For purposes of this Section 7(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.
        In case the Corporation shall at any time (A) subdivide the outstanding Common Stock or (B) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the applicable Conversion Rate of the Preferred Stock in effect immediately prior to such dividend or subdivision shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price for such series of Preferred Stock in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the applicable Conversion Rate of the Preferred Stock in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price for such series of Preferred Stock in effect immediately prior to such combination).
          If any Change in Control (as defined below) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of the consummation of such Change in Control, lawful and adequate provision shall be made whereby the holders of the shares of Preferred Stock that thereafter remain outstanding, if any, shall have the right to acquire and receive upon conversion of the Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the Change in Control) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Preferred Stock at the Conversion Price for such series of Preferred Stock then in effect (the "Change in Control Consideration").
          The Corporation will not effect any such Change in Control unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such Change in Control or, in the case of a sale of the Corporation's assets which constitutes a Change in Control, the entity purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such Change in Control Consideration such holder may be entitled to purchase in accordance with the foregoing provisions, unless such holder has elected to continue to hold Preferred Stock in the surviving entity pursuant to Section 10(b) hereof.

        For purposes hereof, the term "Change in Control" shall mean (i) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation in which the Corporation's stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), (ii) a sale of the Corporation's assets in excess of a majority of the Corporation's assets (valued at fair market value as determined in good faith by the Board of Directors), or (iii) the individuals who were directors of the Corporation as of the Initial Issuance Date (together with any Preferred Stock Director and any new directors whose election or appointment was approved by the directors then in office who were either directors as of the Initial Issuance Date or whose election or appointment was previously so approved) ceasing to constitute a majority of the Board of Directors or the board of directors of any surviving or resulting entity (or its parent).

        The provisions of this Section 7 shall not apply to the following shares of Common Stock issued, issuable or deemed outstanding under paragraphs (i) to (ix) of Section 7(b) inclusive: (A) shares of Common Stock issuable upon conversion of the shares of Preferred Stock, (B) the Warrants (as defined in the Purchase Agreement) and shares of Common Stock issued or issuable upon exercise thereof, (C) warrants issued to lenders of non-convertible debt and the Common Stock issuable upon exercise thereof; provided such warrants do not exceed, in the aggregate, 5% of the issued and outstanding shares of Common Stock and the terms thereof have been approved by the Board of Directors, (D) shares of Common Stock issued in consideration for bona fide acquisitions, mergers, joint ventures or similar transactions provided that the terms thereof are approved by the Board of Directors, (E) shares of Common Stock issued or issuable pursuant to any stock option, restricted stock, retirement, stock purchase or similar plan or arrangement for the benefit of the employees, directors or consultants of the Corporation or its subsidiaries, duly adopted by the Board of Directors and (F) shares of Common Stock issued in a bona fide underwritten public offering underwritten by a nationally recognized investment bank pursuant to an effective registration under the Securities Act of 1933, as amended, or any similar federal statute then in force.
        If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price of the Preferred Stock under Section 7(a) hereof, then each holder of such series of Preferred Stock that did not have an adjustment made to its Conversion Price shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(b)) upon the terms applicable to such Purchase Rights either:
          the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable (assuming a Conversion Event had occurred) upon conversion of such series of Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of such series of Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of such series of Preferred Stock specifically to request delivery of such rights; or
          in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.
        If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock and/or the holders of Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price of such series of Preferred Stock as otherwise determined pursuant to any of the provisions of this Section 7, except in the case of a combination of shares of a type contemplated in Section 7(d) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 7(d) hereof.
        The Conversion Price will be reduced on the fourth anniversary of the Initial Issuance Date (the "Adjustment Date"), as set forth in this paragraph (h), if the Average Price on the Adjustment Date is less than $23.00 per share (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events) (the "Target Price"). In the event an adjustment to the Conversion Price is required to be made pursuant to this Section 7(h), it shall be made as follows:
          the Series A Conversion Price will be reduced by an amount equal to the excess of the Target Price over the Average Price on the Adjustment Date; provided, however, that in no event shall the Series A Conversion Price be reduced by more than a total of $4.50 per share pursuant to Sections 7(h)(i) and Section 7(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); and
          the Series B Conversion Price will be reduced by an amount equal to the product of (x) the excess of the Target Price over the Average Price on the Adjustment Date and (y) [insert an amount equal to the quotient obtained by dividing 40% of the initial Series B Conversion Price by $4.50] (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); provided, however, that in no event shall the Series B Conversion Price be reduced by more than [insert an amount equal to 40% of the initial Series B Conversion Price] pursuant to Sections 7(h)(ii) and Section 7(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).
        The Conversion Price will be reduced on the first (but not any subsequent) occurrence of a Change in Control consummated prior to the Adjustment Date (the date of such consummation, the "Change in Control Date"), as set forth in this paragraph (i), if the Average Price (calculated for all purposes of this Section 7(i) on the basis of thirty (30) trading days rather than sixty (60) trading days) on the Change in Control Date is less than (i) $14.00 per share in the case of a Change in Control consummated on or prior to the first anniversary of the Initial Issuance Date, (ii) $17.00 per share in the case of a Change in Control consummated after the first anniversary of the Initial Issuance Date but on or prior to the second anniversary thereof, (iii) $20.00 per share in the case of a Change of Control consummated after the second anniversary of the Initial Issuance Date but on or prior to the third anniversary thereof, or (iv) $23.00 per share in the case of a Change in Control consummated after the third anniversary of the Initial Issuance Date but on or prior to the fourth anniversary thereof (each such price, a "Change in Control Target Price"). In the event a reduction in the Conversion Price is required pursuant to this Section 7(i), it shall be made as follows:
          The Series A Conversion Price will be reduced by an amount equal to the excess of the applicable Change in Control Target Price over the Average Price on the Change in Control Date; provided, however, that in no event shall the Series A Conversion Price be reduced by more than a total of $4.50 per share pursuant to Sections 7(h) and (i)(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); and
          The Series B Conversion Price will be reduced by an amount equal to the product of (x) the excess of the applicable Change in Control Target Price over the Average Price on the Change in Control Date and (y) [insert an amount equal to the quotient obtained by dividing 40% of the initial Series B Conversion Price by $4.50] (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); provided, however, that in no event shall the Series B Conversion Price be reduced by more than a total of [insert an amount equal to 40% of the initial Series B Conversion Price] pursuant to Sections 7(h) and (i)(ii) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).
        For the ninety (90) day period prior to the Adjustment Date or the Change in Control Date, as the case may be, the Corporation shall not, directly or indirectly, repurchase or acquire more than 200,000 shares of Common Stock or such greater number of shares as agreed to in writing by the Majority Holders, whether by means of open market repurchases, tender offer or otherwise, nor shall it announce any intention to do so.
        In the event that:
          the Corporation shall declare any Extraordinary Dividend upon its Common Stock, or the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or there shall be a Change in Control;

      then, in connection with such event, the Corporation shall give to the holders of Preferred Stock:

      (A) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Change in Control; and

      (B) in the case of any Change in Control to the extent possible, at least twenty (20) days' prior written notice of the date when the same shall take place.

      Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon Change in Control. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder at the address of the holder as shown on the books of the Corporation.

      REMARKETING.
        Upon the delivery of a Default Notice or upon the written request (the "Reset Notice") of the Majority Holders given not earlier than thirty (30) days prior to the seventh anniversary of the Initial Issuance Date, the Corporation shall, subject to its redemption rights set forth in Section 9 hereof, adjust the dividend rate on the Preferred Stock to the rate necessary in the opinion of a nationally recognized investment banking firm (selected by the Corporation) (the "Remarketing Agent") to allow the Remarketing Agent to resell all of the Preferred Stock on behalf of the holders thereof (such resale, the "Remarketing") at a price of not less than 100% (after deduction of fees for the Remarketing Agent) of the then applicable Liquidation Preference (such adjusted dividend rate, the "Adjusted Rate"). Notwithstanding the foregoing, within five (5) Business Days after the Remarketing Agent has established the Adjusted Rate, the Corporation may elect to redeem all of the Preferred Stock in accordance with Section 9(a)(ii) hereof. In the event the Corporation does not elect to redeem the Preferred Stock in accordance with Section 9, the Corporation shall give written notice to the holders of Preferred Stock of the Adjusted Rate.
        In the event the Corporation does not elect to redeem the Preferred Stock in accordance with Section 9:
          notwithstanding any provision in this Certificate of Incorporation to the contrary, the Adjusted Rate shall be effective as of the date of the Default Notice or Reset Notice, as applicable;
          the Corporation shall cause the Remarketing Agent to effect the Remarketing within ninety (90) days of the date of the Default Notice or Reset Notice, as applicable; and
          the Corporation shall use its reasonable best efforts (together with the Remarketing Agent) to facilitate a Remarketing in accordance with the terms hereof.
        Any Remarketing shall be on such terms that (i) provide for the immediate disbursement of proceeds from the Remarketing in an amount of not less than 100% (after deduction of fees for the Remarketing Agent) of the then applicable Liquidation Preference to the holders of the relevant series of Preferred Stock in cash, without any escrows, holdbacks or similar arrangements and (ii) do not contain any representations (other than with respect to ownership of the shares of Preferred Stock), indemnities, liabilities or other provisions imposing any obligation on the holders of the relevant series of Preferred Stock, other than the obligation to tender the certificates representing the relevant shares of Preferred Stock to the Remarketing Agent. Each such certificate shall bear a legend to the effect that each share of Preferred Stock shall be subject to the remarketing provisions contained in this Section 8.
      REDEMPTION.
        As promptly as possible after, but in no event later than (i) five (5) Business Days after the Corporation gives a Change in Control Redemption Notice (as defined below) stating that it will effect the redemption, (ii) one hundred (100) days after the Reset Notice if the Corporation elects to redeem the Preferred Stock in lieu of a Remarketing pursuant to Section 8 or (iii) thirty (30) days after the receipt of a Default Notice (if the Corporation elects to redeem in lieu of a Remarketing pursuant to Section 8), the Corporation shall redeem the relevant Preferred Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Liquidation Preference as of the date of such redemption (such applicable amount is hereinafter referred to as a "Redemption Price" and any such date of redemption is hereafter referred to as a "Redemption Date"). If the Corporation is unable at any Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, dividends shall continue to accrue at the applicable rate and the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.
        Prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice").
        On or prior to each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
        Except as provided in Section 9(a) hereof, the Corporation shall have no right to redeem the shares of Preferred Stock. Any shares of Preferred Stock so redeemed shall, automatically and without any further action, be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.
        Each holder of Preferred Stock acknowledges that the Corporation may from time to time be a party to credit, loan and similar agreements with institutional lenders that restrict the Corporation's ability to redeem or repurchase shares of Preferred Stock (each a "Credit Agreement"). Prior to taking any action that could require the Corporation to redeem or repurchase any shares of Preferred Stock in circumstances where such repurchase or redemption would violate any Credit Agreement, the Corporation will either obtain any waivers necessary to redeem or repurchase such shares or pay or arrange to pay in full all amounts due under any Credit Agreement that would otherwise restrict or prohibit such redemption or repurchase.
      CHANGE IN CONTROL; PROCEDURES UPON A CHANGE IN CONTROL.

      Upon a Change in Control, holders of the outstanding shares of Preferred Stock may, at their election:

        convert the Preferred Stock into Common Stock in accordance with the provisions of Sections 5 and 7 hereof and receive the Change in Control Consideration upon conversion;
        in lieu of receiving any liquidation preference in respect of such Preferred Stock upon such Change in Control, continue to hold the Preferred Stock in any surviving entity resulting from such Change in Control or, in the case of a sale of the Corporation's assets which results in a Change in Control, the entity purchasing such assets, provided, however, that the provisions hereof (including but not limited to the provisions of Section 7, but excluding Sections 7(h) and (i) following the date of such Change in Control) shall continue to remain in effect with respect to such Preferred Stock; or
        within sixty (60) days after the Change in Control Date, request, in lieu of receiving the Change in Control Consideration, that the Corporation redeem, out of funds lawfully available for the redemption of shares, the Preferred Stock (the "Redemption Request") for an amount in cash equal to the applicable Liquidation Preference, plus any declared and unpaid Participating Dividends as of the Redemption Date; provided, that the Corporation may, in lieu of making the redemption so requested, effect a Remarketing pursuant to Section 8. Promptly but in any event within five (5) days after receipt of the Redemption Request, the Corporation shall provide a written notice to all holders of the Preferred Stock setting forth whether it will redeem the Preferred Stock or effect a Remarketing (the "Change in Control Redemption Notice"). In the event the Corporation elects to redeem the Preferred Stock, the Preferred Stock shall be redeemed in accordance with Section 9. In the event the Corporation elects to effect a Remarketing, the Remarketing shall be effected in accordance with Section 8 (as long as such Remarketing is effected within ninety (90) days after making a Redemption Request), and all references to Reset Notice shall be deemed to be changed to Redemption Request.
      ADJUSTMENTS. In the event of any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events with respect to the Preferred Stock or the Common Stock, there shall be an appropriate adjustment to any dollar amount referred to herein other than the Conversion Price, which shall be subject to adjustment as provided in Section 7.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this ____ day of ___________, 2003 and affirms the statements contained herein as true under penalties of perjury.

WELLMAN, INC.

By:__________________________

Name:

Title: